UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 20, 2010

Local Insight Regatta Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-152302	20-8046735
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

188 Inverness Drive West, Suite 800 Englewood, Colorado	80112
(Address of principal executive offices)	(Zip code)

303-867-1600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 20, 2010, pursuant to the Bylaws of Local Insight Regatta Holdings, Inc. (the “Company”): (i) the size of the Board of Directors (the “Board”) of the Company was increased from five to seven members and (ii) Allan R. Spies and Frederic F. Brace were elected to serve as members of the Board.

Mr. Brace will receive a monthly cash retainer of $16,667 for his service on the Board. On the earlier to occur of: (i) April 1, 2011 and (ii) the completion of any restructuring of the Company’s capital structure, Mr. Brace’s compensation arrangement will be reviewed.

Mr. Spies has served as a director and a member of the Audit Committee of Local Insight Media Holdings, Inc., the indirect parent of the Company (“LIMH”), since September 2008. Mr. Spies will receive a monthly cash retainer of $13,333 for his service on the Board and the LIMH Board of Directors. In addition, Mr. Spies will receive a monthly cash retainer of $6,667 for his service on the LIMH Audit Committee. On the earlier to occur of: (i) April 1, 2011 and (ii) the completion of any restructuring of the capital structure of LIMH or any of its subsidiaries, Mr. Spies’ compensation arrangement will be reviewed.

In September 2008, Mr. Spies was granted options under the LIMH 2008 Stock Option Plan (the “Option Plan”). Pursuant to the Option Plan, eligible employees and directors of and consultants to LIMH and its direct and indirect subsidiaries (including the Company) may be granted options to purchase shares of common stock of LIMH. The LIMH Compensation Committee is responsible for administering the Option Plan and has authority to approve the terms of all grants of equity compensation under the Option Plan.

The following table sets forth, for Mr. Spies, information concerning unexercised options to purchase shares of common stock of LIMH as of the date hereof. All such options were awarded under the Option Plan.

	Option Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable	Number of Securities Underlying Unexercised Options - Unexercisable	Option Exercise Price	Option Expiration Date
Allan R. Spies	166.67	83.33	$1,342.31	September 17, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant, Local Insight Regatta Holdings, Inc., has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 24, 2010

LOCAL INSIGHT REGATTA
HOLDINGS, INC.

By:	/s/ JOHN S. FISCHER
Name: John S. Fischer
Title: General Counsel and Secretary